Exhibit 99.2

Quantum Prices Underwritten Public Offering of Units

Irvine, Calif., March 16, 2012 – Quantum Fuel Systems Technologies Worldwide, Inc. (NASDAQ: QTWW) (the “Company”) today announced the pricing of its previously announced underwritten public offering (the “Offering”) with gross proceeds to the Company expected to be approximately $14.6 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Offering is expected to close on or about March 21, 2012, subject to the satisfaction of customary closing conditions; provided, however, that a portion of the Offering may close on or about March 20, 2012.

The Company anticipates using the net proceeds from the Offering for the repayment of approximately $3.88 million of principal and accrued interest for certain of the Company’s outstanding indebtedness, and the remainder for working capital and other general corporate purposes.

The Offering consists of 17,200,000 shares of common stock (the “Common Stock”), 10,320,000 Series B warrants to purchase up to 10,320,000 shares of common stock (the “Series B Warrants”), and 17,200,000 Series C warrants to purchase up to 17,200,000 shares of common stock and up to 8,084,000 additional Series B Warrants (the “Series C Warrants” together with the Common Stock and Series B Warrants, the “Securities”), offered at a price to the public of $0.83 per share of Common Stock, $0.01 per Series B Warrant, and $0.01 per Series C Warrant. The initial exercise price of the Series B Warrants issued in the Offering is $1.02 per share. The Series B Warrants will be exercisable by the holders at any time after the closing date of the Offering and will expire on the fifth anniversary of the closing date of the Offering. The initial exercise price of the Series C Warrants issued in the Offering is $0.85 per share and 0.47 of a Series B Warrant. The Series C Warrants will be exercisable by the holders at any time after the closing date of the Offering and will expire on the 60th business day after the closing date of the Offering.

Pursuant to the terms of an underwriting agreement entered into by the underwriters and the Company, the underwriters also notified the Company of their decision to exercise their option to purchase an additional 1,548,000 Series B Warrants and 2,580,000 Series C Warrants, which will be delivered at the close of the offering on March 21, 2012. The purchase price for each of such warrants is $0.01 per warrant, and will result in additional gross proceeds to the Company of approximately $41,000, before deducting underwriting discounts and commissions. The underwriters also have the option to purchase an additional 2,580,000 shares of common stock at a purchase price of $0.83 per share for an additional 30 days from the closing of the offering.

Roth Capital Partners, LLC is acting as sole book-running manager for the Offering, and Merriman Capital, Inc. is acting as co-manager for the Offering.

The securities described above are being offered by the Company pursuant to a shelf registration statement on Form S-3 (Registration No. 333-176772), including a base prospectus dated September 29, 2011, previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying base prospectus relating to this Offering, when available, may be obtained from Roth Capital Partners, L.L.C. at 888 San Clemente Drive, Newport Beach, CA 92660, or by telephone at (949) 720-7194, or by e-mail at rothecm@roth.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

All statements included in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology, and include statements regarding the anticipated use of proceeds from the offering. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct.

Various risks and other factors including those risks and uncertainties identified in the “Risk Factors” section of the preliminary prospectus supplement we filed with the SEC on March 15, 2012 could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward-looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained herein or in our public filings.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., and affiliate Asola Solarpower GmbH complement Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms, and manufacture of high efficiency solar modules. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, natural gas and hydrogen storage and metering systems and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, natural gas fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

(310) 541-6824

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

©2011 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600